As filed with the Securities and Exchange Commission on May 27, 2003
                                                   Registration No. 333-

                                       SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C. 20549
                                                    FORM SB-2
                                             REGISTRATION STATEMENT
                                                      Under
                                           The Securities Act of 1933

                                       PACIFIC LAND AND COFFEE CORPORATION
                     (Name of small business issuer as specified in its charter)

                  Delaware                            5140                                33-0619256
          (State or Jurisdiction of             Primary SIC Code                         (IRS Employer
       incorporation or organization)                                                 Identification No.)

          1650 Ala Moana, Suite 507                                               Dale G. Nielsen, President
           Honolulu, Hawaii 96815                                                  1650 Ala Moana, Suite 507
                    (808) 371-4266                                                  Honolulu, Hawaii 96815
                                                                                        (808) 371-4266
(Address, including zip code, and telephone number, including area code
of Registrant's principal executive offices)                           (Name, address, including zip code, and telephone
                                                                       number, including area code, of agent for service

                                                    copy to:
                                                 Jehu Hand, Esq.
                                     Hand & Hand, a professional corporation
                                            24351 Pasto Road Suite B
                                          Dana Point, California 92629
                                                 (949) 489-2400
                                            facsimile (949) 489 0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, please check the following box:  [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                                           CALCULATION OF REGISTRATION FEE



                                                                                                                    -
                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee



Common Stock offered by
  Selling Shareholders.................    3,000,000              $ .01          $       30,000      $     2.43

Total..................................    3,000,000                             $       30,000      $     2.43 (2)









       (1) Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $.01 per share pursuant to Rule 457(a). The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade.
       (2)  Filing fee of $2.43 paid with initial filing.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

                                         PACIFIC LAND AND COFFEE CORPORATION
                                          3,000,000 Shares of Common Stock

      The 3,000,000 shares of common stock of Pacific Land and Coffee Corporation, a Delaware corporation ("Pacific Land and Coffee") are offered by the selling stockholders. The expenses of the offering, estimated at $8,000, will be paid by Pacific Land and Coffee. Pacific Land and Coffee will not receive any proceeds from the sale of shares by the selling stockholders. There is currently no trading market for the common stock. Certain of the selling stockholders which were promoters or affiliates of Pacific Land and Coffee are deemed underwritters.

         The "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's written consent prior to purchase. If our common stock is not listed on NASDAQ or a recognized stock exchange or its trading price is not $5.00 or more these rules may cause many potential purchasers to reconsider their intended purchase of our common stock. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Purchase of these securities involves risks. See "Risk Factors" on page 3.

Initial Offering Price(1)                         Sales Commissions                     Total to Selling Stockholders

Per share         $.01                                   (2)                            $.01

Total             $30,000                                (2)                            $30,000


        (1) The shares will be offered at the Initial Offering Price until such time, if any, that the common stock is trading or listed on a public market, at which time the common stock will be offered at market prices. The Initial Offering Price of $.01 was determined by negotiations between Pacific Land and Coffee Corporation and Jehu Hand, the principal selling stockholder.
        (2) Pacific Land and Coffee will not receive any proceeds from this offering. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                    The date of this prospectus is May 27, 2003.

                                                 PROSPECTUS SUMMARY

      The following is intended to be a summary of the most important aspects of our business.

Pacific Land and Coffee

Pacific Land and Coffee intends to distribute green and roasted coffee beans, roasted coffee, related apparel and other coffee related products. The major portion of our business will consist of blending and roasting our own coffees, and market these primarily on a private label basis. We have recently leased a roaster facility in Hawaii so that we can roast our own coffees.

      We have not yet enjoyed any revenues. We have entered into one arrangement to supply coffee to a Japanese customer. Our cumulative losses through March 31, 2003 were $1,195. We are newly organized. Pacific Land and Coffee does not intend to acquire any other business, whether or not in the coffee industry.

      Our address is 1650 Ala Moana, Suite 507, Honolulu, Hawaii 96815 and our telephone number is (808) 371-4266.

The Offering

      The offering is being made by the selling stockholders, who are offering all of the shares owned by them.

         Securities Offered:.....................       3,000,000 shares of common stock.

         Initial Offering Price..................       $.01 per share.

         Offering Period:........................       Until [12 months from effective date]

         Risk Factors............................       The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire
                                                 investment.

Common Stock Outstanding(1) Before Offering:.....       10,000,000(1) shares

Common Stock Outstanding After Offering:.........       10,000,000(1) shares

(1)      Based on shares outstanding as of May 27, 2003.

Risk Factors

         The securities offered hereby are highly speculative and very risky. Before you buy consider the following risk factors and the rest of this prospectus.

                                                    RISK FACTORS

         The shares are a speculative investment and very risky. You should especially consider the following risk factors.

We are still in the development stage.

         Pacific Land and Coffee's activities have been limited. We have not received any revenues or income related to our business through March 31, 2003. We have only one customer to date. Our cumulative losses since inception are $1,195. There can be no assurance that Pacific Land and Coffee will be able to market its coffee and coffee related products, achieve a significant level of sales or attain profitability. Pacific Land and Coffee is in need of approximately $300,000 in funding to carry out its business plan for the next 12 months for marketing costs and general and administrative expenses. The terms of any offering to raise this capital infusion have not been determined. As a result of the significant operating expenses related to start up operations, operating results will be adversely affected if significant sales do not materialize, whether due to competition or otherwise. There can be no assurance that Pacific Land and Coffee will be able to obtain required funding, nor that it will be able to grow in the future or attain profitability. There can be no assurance that Pacific Land and Coffee will be able to implement its business plan in accordance with its internal forecasts or to a level that meets the expectations of investors.

Our auditors have rendered a going concern emphasis opinion on our financial statements.

         Our auditors have expressed concern as to the uncertainties in our business which raise substantial doubt about our ability to continue as a going concern. If our business is ultimately unsuccessful, the assets on our balance sheet could be worth significantly less than their carrying value and the amount available for distribution to stockholders on liquidation would likely be insignificant.

Fluctuating Coffee Prices Can Cause Losses

      The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. We intend to use short-term coffee futures and options contracts primarily for the purpose of partially hedging and minimizing the effects of changing green coffee prices, The use of these derivative financial instruments can enable us to attempt to mitigate the effect of changing prices although it generally remains exposed to loss when prices decline significantly in a short period of time and remain at higher levels, preventing us from obtaining inventory at favorable prices. We expect to be able to pass green coffee price increases through to customers, thereby maintaining our gross profits. However, we cannot predict whether we will be able to pass inventory price increases through to our customers.

Penny stock rules could make it hard to resell your shares.

         Pacific Land and Coffee's common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board, a quotation medium for subscribing members. The OTC Bulletin Board may not accept the application of any market maker to initiate quotations in our common stock. Consequently, the liquidity of Pacific Land and Coffee's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Pacific Land and Coffee, and lower prices for Pacific Land and Coffee's securities than might otherwise be attained.

         In addition, the "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's written consent prior to purchase. If our common stock is not listed on NASDAQ or a recognized stock exchange or its trading price is not $5.00 or more these rules may cause many potential purchasers to reconsider their intended purchase of our common stock. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

                                               ADDITIONAL INFORMATION

         Pacific Land and Coffee has filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Pacific Land and Coffee and the securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates during regular business hours. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. Pacific Land and Coffee will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. This request should be directed to Pacific Land and Coffee at 1650 Ala Moana, Suite 507, Honolulu, Hawaii 96815, telephone (808) 371-4266.

         Pacific Land and Coffee is required to file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington ,D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, Pacific Land and Coffee intends to make available to its shareholders annual reports, including audited financial statements and such other reports as Pacific Land and Coffee may determine.

                                                   DIVIDEND POLICY

         Pacific Land and Coffee has not paid any dividends on its common stock. Pacific Land and Coffee currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

                                            MARKET PRICE OF COMMON STOCK

         Our common stock has never been traded. As of May 27, 2003, there were approximately 122 record holders of common stock.

         There are no warrants or options outstanding and no registration rights have been granted. At the present time 10,000,000 shares are outstanding, including 3,000,000 which were outstanding prior to the acquisition of Pacific Land and Coffee (Hawaii), and which have been registered for resale via this prospectus.
These 3,000,000 shares are elgibile for resale under Rule 144(k).

                                                  PLAN OF OPERATION

         We have not received revenues from operations through March 31, 2003. Until we receive funding from outside sources, such as debt or equity financing, we are seeking $300,000 in initial funding to finance the first 12 months of our business plan as follows:

                  Marketing                          $100,000
                  General and Administration         $200,000

         Marketing expenses will be comprised of printing of marketing materials and media salaries for sales representatives or sales associates.

         General and administrative costs includes salaries estimated at an aggregate of $10,000 per month for 12 months, lease expense, telephone and travel expense. Pending funding management will defer payment of salaries and will fund business expenses from their own personal resources. The out of pocket costs pending funding are estimated at $5,000 per month.

         We do not have any agreements or understandings with respect to sources of capital. We have not identified any potential sources. It's likely that we will not be able to raise the entire amount required initially, in which case our development time will be extended until such full amount can be obtained. Even if we are successful in obtaining the required funding, we probably will need to raise additional funds at the end of 12 months.

         Information included in this prospectus includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, will, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

         Since we have not yet generated any revenues, we are a development stage company as that term is defined in paragraphs 8 and 9 of SFAS No. 7. Our activities to date have been limited to seeking capital; seeking supply contracts and development of a business plan. Our auditors have included an explanatory paragraph in their report on our financial statements, relating to the uncertainty of our business as a going concern, due to our lack of operating history or current revenues, its nature as a start up business, management's limited experience and limited funds. We do not believe that conventional financing, such as bank loans, is available to us due to these factors. We have no bank line of credit available to us. Management believes that it will be able to raise the required funds for operations from one or more future offerings, in order to effect our business plan.

         Our future operating results are subject to many facilities, including:

         o the impact of rapid and persistent fluctuations in the price of coffee beans;

         o     fluctuations in the supply of coffee beans;

         o general economic conditions and conditions which affect the market for coffee;

         o our success in implementing our business strategy or introducing new products;

         o     our ability to attract and retain customers;

      o the effects of competition from other coffee manufacturers and other beverage alternatives;

         o changes in tastes and preferences for, or the consumption of, coffee;

         o     our ability to obtain additional financing; and

         o     other risks which we identify in future filings with the SEC.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predict," "potential," "continue," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate" and similar expressions (or the negative of such expressions). Any or all of our forward looking statements in this annual report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward looking statement can be guaranteed. In addition, we undertake no responsibility to update any forward-looking statement to reflect events or circumstances which occur after the date of this prospectus.


                                                      BUSINESS

Background

         On May 20, 2003, Pacific Land and Coffee Corporation, formerly known as Back Channel Investments, Inc., a publicly reporting Delaware corporation formed in April 1994 solely to seek for and make an acquisition, entered into an acquisition agreement whereby it acquired all of the common stock of Pacific Land and Coffee Corporation, a Hawaii corporation formed on February 14, 2003. The acquisition was effected as a tax free share exchange, with the shareholders of Pacific Land and Coffee Corporation (Hawaii) receiving 7,000,000 new shares of common stock and the existing shareholders of the Delaware parent retaining all of their 3,000,000 shares of common stock. The stockholders of Pacific Land and Coffee Corporation (Hawaii) believed that the acquisition would enable their company to benefit from being part of a reporting company, that the combined entity would likely be able to become publicly trading, and that it would be better able to attract debt or equity financing for its business. No promoter or any other person was paid or compensated in connection with the acquisition. The Hawaii corporation is a wholly-owned subsidiary and all operations are conducted by the Hawaii subsidiary. The Delaware corporation subsequently changed its name from Back Channel Investments, Inc. to Pacific Land and Coffee Corporation Unless we state otherwise, all references to Pacific Land and Coffee refer to the combined entity.

Our Intended Operations

         Pacific Land and Coffee Corporation's products can be divided into these categories:

         o     Branded Coffee;

         o     Private Label Coffee;

         o     Wholesale Green Coffee;

         o     Coffee dyed wearing apparel;

         o     Dried vanilla beans for coffee flavoring extracts;

         o     Hot and cold coffee beverages; and

         o     Distribution of compact commercial espresso machines.

          o     Kona Wave and other coffee products.

         We intend to conduct wholesale coffee operations in accordance with strict freshness and quality standards. Our primary business focus will be roasting, blending, packaging and distributing coffee for sale under private labels for companies throughout the world. We also intend to sell unprocessed green coffee to specialty gourmet roasters, and to distribute the espresso machines and other coffee related products to cafes and specialty retail stores.

Industry Overview

          Almost 52% of adult-aged Americans drink some type of coffee and on average they drink 3.2 cups per day, according to the National Coffee
Association's 2001 study. The United States coffee market consists of three distinct product categories:

         o     commercial ground roast, mass-merchandised coffee; and

         o specialty coffees, which include gourmet coffees (premium grade arabica coffees sold in whole bean and ground form) and premium coffees (upscale coffees mass-marketed by the leading coffee companies).

         o     instant or freeze dried coffee.

         Specialty coffee, or what is sometimes called gourmet coffee, is coffee roasted using mainly high quality Arabica beans. The Arabica bean is widely considered in the industry to be superior to its counterpart, the Robusta bean, which is used mainly in non-specialty coffee. High quality Arabica beans usually grow at high elevations, absorb little moisture and mature slowly. These factors result in beans with a mild aroma and a bright, pleasing flavor that is suitable for specialty coffee.

         Based on estimates supplied by the Specialty Coffee Association of America, sales of brewed, whole bean and ground specialty coffee totaled approximately $10.7 billion in 2001 as compared to $7.5 billion in 1999. Aiding this growth has been the increase in the number of specialty coffee retail outlets, which grew from 1,650 units in 1991 to over 13,500 in 2001, as reported by the Specialty Coffee Association of America.

         We believe that several factors have contributed to the increase in demand for gourmet coffee including:

         o greater consumer awareness of gourmet coffee as a result of its increasing availability;

         o increased quality differentiation over commercial grade coffees by consumers;

         o increasing demand for all premium food products, including gourmet coffee, where the differential in price from the commercial brands is small compared to the perceived improvement in product quality and taste;

         o the overall low price of Arabica coffee beans, which has allowed consumers to afford higher end specialty 100% Arabica coffees; and

         o ease of preparation of gourmet coffees resulting from the increased use of automatic drip coffee makers and home espresso machines.

         Although the overall coffee industry is mature, the specialty green coffee market represents the fastest growing segment of the coffee industry, as the number of gourmet coffee houses have been increasing in all areas of the United States. According to the Specialty Coffee Association of America, the number of gourmet coffee houses has grown from 1,650 in 1991 to approximately 13,500 in 2001 and is projected to increase to 18,000 by 2015.

Products

         Our products can be divided into four categories:

         o     Branded Coffee;

         o     Private Label Coffee;

         o     Wholesale Green Coffee; and

         o Coffee machines, coffee apparel and other related beverages and products.

         Branded Coffee. We will roast, grind and blend coffee according to our own recipes and package the coffee at a roaster leased from an affiliate party, Coscina Brothers in Honolulu, Hawaii. We then will sell the packaged coffee under our proprietary brand labels to supermarkets, wholesalers and individually owned stores throughout the United States, shipping directly from our factory or bonded warehouses.

         Each of our name brands will be directed at a particular segment of the consumer coffee market. Our initial branded coffees will be Kona Wave Hawaii Coffee and Coffee Works.

         Private label coffee. From our leased roaster in Honolulu, Hawaii, we intend to roast, blend, package and distribute coffee under private labels for companies worldwide. Our private label coffee will be distributed in foil bags and brick packs in a variety of sizes. We intend to produce private label coffee for customers primarily hotels, restaurants, and retail stores who desire to sell coffee under their own name but do not want to engage in the manufacturing process. Sellers of private label coffee seek to achieve a similar quality at a lower cost to the national brands representing a better value for the consumer. We have received an order to produce private label coffee to a Japanese customer. For larger orders that require additional production capacity, we have arranged for subcontractors in strategic locations which are ready to produce product according to our specifications.

         Wholesale Green Coffee. Although the overall coffee market is mature, the specialty green coffee market represents the fastest growing area of the industry, as the number of gourmet coffee houses have been increasing in all areas of the world and especially the United States. The growth in specialty coffee sales has created a marketplace for higher quality and differentiated products which can be priced at a premium. As a roaster/dealer of green coffee located in Hawaii, we will be favorably positioned for our specialty coffee sales of Hawaiian green coffee.

         Green gourmet coffee beans are sold as markets for Hawaiian green coffee are growing rapidly, direct from warehouses to the small roasters and gourmet coffee shop operators which then roast the beans themselves.

Raw Materials

          Coffee is a commodity traded on the Commodities and Futures Exchange. Coffee prices are subject to fluctuation. Over the past five years, the average price per pound of coffee beans ranged from approximately $.42 to $3.18. The price for coffee beans on the New York Exchange as of March 20, 2003 was $.63 per pound.

         We intend to purchase our green coffee primarily from Hawaiian growers, but we may also purchase from dealers located within and without the United States for coffees from around the world.

         The supply and price of coffee beans are subject to volatility and are influenced by numerous factors which are beyond our control. Supply and price can be affected by many factors such as weather, politics and economics in the coffee exporting countries. Increases in the cost of coffee beans can, to a certain extent, be passed on to our customers in the form of higher prices for coffee beans and processed coffee. However, there can be no assurance that we will be successful in passing coffee price increases to customers without losses in sales volume or margin. Drastic or prolonged increases in coffee prices could also adversely impact our business as it could lead to a decline in overall consumption of coffee.

         Similarly, rapid decreases in the cost of coffee beans could force us to lower our sales prices before realizing cost reductions in our purchases. In addition, a worldwide supply shortage of gourmet coffee beans could have an adverse impact on us.

         Gourmet green coffee, unlike most coffee, does not trade directly to commodities markets. Instead, it tends to trade on a negotiated basis at a substantial premium over commodity coffee pricing, depending on the origin, supply and demand at the time of purchase.

         From time to time, we might engage in the purchase and sale of coffee futures and option contracts to guard against the effects of fluctuations in the price of green coffee beans and to supplement our supply of coffee, if necessary.

Trademarks and Domain Names

         We hold a license to the common law trademark Coscina Brothers Coffee. We believe that this brand is recognizable in the marketplace and that brand recognition will be important to the success of our branded coffee business.

Marketing

         We intend to market our private label and wholesale coffee through trade shows, industry publications, face to face contact and through the use of non-exclusive independent food and beverage sales brokers.

         For our private label and brand coffees, we will, from time to time in conjunction with retailers and with wholesalers, conduct in-store promotions, such as product demonstrations, coupons, price reductions and two-for-one.

         We believe that our unique and specialized product mix will enable us to profitably grow and endure potential commodity price volatility inherent in the coffee futures market. We seek to achieve conservative growth by enhancing and developing long-term relationships with our customers by expanding our product lines to satisfy changing consumer tastes and preferences. We hope to capitalize on our commitment to quality and service and our personal contact with our customers. We do not intend to compete on price alone nor do we intend to grow sales at the expense of profitability. We will continue to evaluate opportunities for growth consistent with our business strategy.

Competition

         The coffee market is highly competitive. We will compete with other suppliers and distributors of green coffee beans and roasted coffees. Our products will compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. We believe, however, that we compete primarily across product lines and that competition in regions in which we do not currently have significant market presence does not differ significantly from competition in those markets in which we currently do business.

         Brand Competition. Our proprietary brand coffees will compete with many other branded coffees which are sold in supermarkets and specialty stores, primarily in the United States. The branded coffee is dominated by three large companies: Kraft General Foods, Inc., Proctor & Gamble Co. and Sara Lee, who also market gourmet coffee in addition to non-gourmet coffee. Our large competitors have greater access to capital than us and have a greater ability to conduct marketing and promotions.

         Private Label Competition. There are approximately four major producers of coffee for private label sale in the United States. Many other companies produce coffee for sale on a regional basis. The principal competitors are F. Gavina & Sons, Kroger and the coffee division of Sara Lee. Both Kroger and Sara Lee are larger and have more financing and resources than we do and therefore are able to devote more resources to product development and marketing. However, because Kroger owns the stores in which it sells coffee and therefore competes directly with potential purchasers of its private label coffee, many customers will not purchase private label coffee from Kroger. Competition for the specialty types of coffees we will sell is at the same cost level as our larger competitors. Our ability to provide the special handling and meet the order size of customers that buy this product can be better served by our highly focused company.

         We believe that we can compete by providing a high level of quality and customer service. This service includes ensuring that the coffee produced for each label maintains a consistent taste and delivering the coffee on time in the proper quantities. We also intend to provide our private label customers with information on the coffee market on a regular basis. Private label coffee also competes with all of the branded coffee on the market. Sara Lee also produces branded coffees which compete directly with their private label products.

         Wholesale Green Coffee Competition. There are many green coffee dealers throughout the United States. Many of these dealers have greater financial resources than us. However, we believe that our location in Hawaii will assist in locating good supply of Hawaiian beans. Because we are also a roaster and packaging facility as well as a seller of green coffee, we can provide our roasting facility as a value added service to our gourmet roaster customers. Because the gourmet green coffee beans are sold unroasted to small coffee shops and roasters that market their products to local gourmet customers, we do not believe that our gourmet green coffee customers compete with our private label or branded coffee lines of business. We believe it helps to have this type of business to increase the awareness level and maintain prices.

Government Regulation

         Our coffee roasting operations will be subject to various governmental laws, regulations, and licenses relating to customs, health and safety, building and land use, and environmental protection. Our roasting facility is subject to state and local air-quality and emissions regulation. If we encounter difficulties in obtaining any necessary licenses or complying with these laws and regulations, then our product offerings could be limited.

         We believe that we will be in compliance in all material respects with all such laws and regulations and that we have obtained all material licenses and permits that are required for the operation of our business. We are not aware of any environmental regulations that have or that we believe will have a material adverse effect on our operations.

Employees; Facilities

         We have no employees other than our officers. We are currently using a limited amount of office space of an officer and director. We think our existing office space will be adequate for the next year. We will also lease a roasting facility from the officer and director as needed at cost. Upon receipt of funding we plan to hire two persons in marketing and one in administration. None of our employees are full time.

Legal Proceedings

         Pacific Land and Coffee is not a party to any pending legal proceeding.

                                                     MANAGEMENT

Directors and Executive Officers

         The members of the Board of Directors of Pacific Land and Coffee serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are the directors and executive officers of Pacific Land and Coffee since its inception on February 14, 2003.

         Dale G. Nielsen                    Chief Executive Officer and Director
         Alfred Coscina                       Chief Financial Officer, Secretary
                                              and Director


         Dale G. Nielsen, 54, has been president of General Pacific, Inc., for more than the past five years. General
Pacific, Inc. consults on real estate, retailing and telecommunications.

         Al Coscina, 61, has been founder and president of Daga Restaurant Ware, Coscina Brothers Coffee Company and Kona Wave Coffee Company since 1978. Prior to 1973 he was manager of Boston Insulated Wire and Cable and Rockbestos Wire and Cable. He graduated with a degree in psychology from Alfred University and he attended graduate courses in pyschology at the University of Buffalo and the University of New Mexico.

Executive Compensation

         The following table sets forth the cash and all other compensation of Pacific Land and Coffee's executive officers and directors during each of the last three fiscal years. The remuneration described in the table includes the cost to Pacific Land and Coffee of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of Pacific Land and Coffee's business. The executive officers named below did not receive any manner of compensation in the years set forth below.

         Until we obtain funding, officers are devoting most of their time to other employment and are serving without compensation. Following funding we expect that the aggregate monthly compensation for management will be $10,000.


                                             Summary Compensation Table

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION



    Name and                                                   Other Annual          Awards     Payouts         All
    Principal Position      Year     Salary         Bonus      Compensation                                     Other
                                                                              RestrictedSecurities       LTIP      Compensation
                                                                              Stock   Underlying Payouts ($)
                                                                              Awards ($)Options SARs(#)

 Dale G. Nielsen           2002          $0          0             0              0        0           0            0
 CEO                       2001           0          0             0              0        0           0
                           2000           0          0             0              0        0           0            0

Alfred Coscina             2002          $0          0             0              0        0           0            0
 CFO                       2001           0          0             0              0        0           0
                           2000           0          0             0              0        0           0            0







         Pacific Land and Coffee Corporation, by resolution of its Board of Directors and stockholders, adopted a 1994 Stock Option Plan (the "Plan") on April 20, 1994. The Plan enables the Company to offer an incentive based compensation system to employees, officers and directors and to employees of companies who do business with the Company.

         In the discretion of a committee comprised of non-employee directors (the "Committee"), directors, officers, and key employees or employees of companies with which we do business become participants in the Plan upon receiving grants in the form of stock options or restricted stock. A total of 2,000,000 shares are authorized for issuance under the Plan, of which no shares are issued. The Company may increase the number of shares authorized for issuance under the Plan or may make other material modifications to the Plan without shareholder approval.
However, no amendment may change the existing rights of any option holder.

         Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan. However, shares with respect to which a stock appreciation right has been exercised may not again be made subject to an award.

         Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant

(110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant. Restricted stock may not be granted under the Plan in connection with incentive stock options.

         Stock options may be exercised during a period of time fixed by the Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. In the discretion of the Committee, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, shares of Common Stock or by delivery or recourse promissory notes or a combination of notes, cash and shares of the Company's common stock or a combination thereof.
Incentive stock options may only be issued to directors, officers and employees.

         Stock options may be granted under the Plan may include the right to acquire an Accelerated Ownership Non-Qualified Stock Option ("AO"). If an option grant contains the AO feature and if a participant pays all or part of the purchase price of the option with shares of common stock, then upon exercise of the option the participant is granted an AO to purchase, at the fair market value as of the date of the AO grant, the number of shares of common stock equal to the sum of the number of whole shares used by the participant in payment of the purchase price and the number of whole shares, if any, withheld as payment for withholding taxes. An AO may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the option to which the AO is related.

         Stock appreciation rights and/or restricted stock may be granted in conjunction with, or may be unrelated to stock options. A stock appreciation right entitles a participant to receive a payment, in cash or common stock or a combination thereof, in an amount equal to the excess of the fair market value of the stock at the time of exercise over the fair market value as of the date of grant. Stock appreciation rights may be exercised during a period of time fixed by the Committee not to exceed ten years after the date of grant or three years after death or disability, whichever is later. Restricted stock requires the recipient to continue in service as an officer, director, employee or consultant for a fixed period of time for ownership of the shares to vest. If restricted shares or stock appreciation rights are issued in tandem with options, the restricted stock or stock appreciation right is canceled upon exercise of the option and the option will likewise terminate upon vesting of the restricted shares.

                                               PRINCIPAL SHAREHOLDERS

         The following table sets forth information relating to the beneficial ownership of Company common stock as of the date of this prospectus by (I) each person known by Pacific Land and Coffee to be the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of Pacific Land and Coffee's directors and executive officers, and (iii) the Percentage After Offering assumes the sale of all shares offered. Unless otherwise noted below, Pacific Land and Coffee believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

                                                                           Percentage              Percentage
    Name and Address                           Common Stock              Before Offering         After Offering


Dale G. Nielsen(1)                               4,662,000                    46.6%                   46.6%

Alfred Coscina(1)
                                                 2,338,000                    23.4%                   23.4%



                                                         13




Jehu Hand(2)                                     2,400,000                     24%                     13%
24351 Pasto Road, Suite B
Dana Point, California 92629

All officers and directors
  as a group (2 persons)                         7,000,000                     70%                     70%

    (1)  The address of this person is c/o the Company.
    (2) Includes 2,400,000 shares held by Ecco Petroleum Family Limited Partnership which Mr. Hand controls.

                                                SELLING STOCKHOLDERS

    The shares of common stock of Pacific Land and Coffee offered by the Selling Stockholders will be offered at market prices, as reflected on the National Association of Securities Dealers Electronic Bulletin Board, or on the NASDAQ Small Cap Market if the Common Stock is then traded on NASDAQ. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock. Except as noted, the Selling Stockholders do not own any Common Stock except as registered hereby for sale and will own no shares after the completion of the offering. The relationship, if any, between Pacific Land and Coffee and any Selling Stockholder is set forth below.

                                                         Shares Beneficially                    Percentage
                                                                Owned                          Total Shares
       Name and Address                                   and Being Offered                   After Offering


Jehu Hand                                                              2,400,000                      --
24351 Pasto Road, #B
Dana Point, California 92629
(former president)

Kimberly Peterson                                                        281,550                      --
24 Calle De La Luna
San Clemente, California 92673

Societe Financiere du Seujet, S.A.(1)                                    150,000                      --
14 Quai du Seujet
Geneva, Switzerland CH-1201

Kristen Roberts                                                          150,000                      --
15871 Caltech Circle
Westminster, California 92683

Lewis V. Sykes                                                             1,875                      --
24351 Pasto Road, #B
Dana Point, CA 92629

Iwona Alami                                                                   75                      --
25132 Sanoria St.
Laguna Niguel, CA  92677

Gregory D. Wilson                                                             75                      --
747 3rd Street
San Pedro, CA  90731

Ken Graham                                                                    75                      --
13213 Ballestros
Chino, CA  91710




                                                         14




Sayoko Tanaka                                                                 75                      --
26572 Briarwood Lane
San Juan Capistrano, CA  92675

Ten Foot Line(2)                                                              75                      --
1002 California St., #A
Huntington Beach, CA  92648

Michael Rovere(2)                                                             75                      --
1002 California St., #A
Huntington Beach, CA  92648

Diane Biagianti(2)                                                            75                      --
1002 California St., #A
Huntington Beach, CA  92648

Connie Ferree                                                                150                      --
2150 N. Tenaya Way
Bldg. 21
No. 1175
L.V., NV  89128

Shaun P. Mackin                                                               75                      --
1786 Harmony Way
Pitsburg, CA  94565

Angela Sykes                                                               1,875                      --
24351 Pasto Road, #B
Dana Point, CA 92629

Vernon R. Gilbert                                                             75                      --
12131 Martha Ann Dr.
Los Alamitos, CA  90720

Richard B. Dunbar                                                            375                      --
15603 Edmore
Detroit, MI  48205

Desiree Royall                                                                75                      --
1408 Posada
Newport Beach, CA 92660

Barbara A. Royall                                                             75                      --
103 Greenfield Ave.
San Rafael, CA  94901

Jody Roberts                                                               1,875                      --
6212 Pickett Avenue
Garden Grove, CA 92845

Jeffery A. Czerwinski                                                      1,020                      --
304 1/2 B. Main St.
Balboa, CA  92624

Doug Sillasen                                                              1,875                      --
401 Memphis Avenue
Huntington Beach, CA 92648

Debra Sillasen                                                             1,875                      --
401 Memphis Avenue
Huntington Beach, CA 92648





                                                         15




Janae Sykes                                                                  375                      --
(Lewis V. Sykes, Custodian)
24351 Pasto Road, #B
Dana Point, CA 92629

Craig Kennedy                                                                 75                      --
831 Via Casitas
Greenbrae, CA  94904

Marvin Anderson                                                               75                      --
104 N. 26th Ave.
Yakima, WA  98902-2811

Margaret Peschong                                                             75                      --
1425 Pebble Beach Road
Mitchell, SD  57301

Nanette J. Peschong                                                           75                      --
511  S. Main St., No. 2
Mitchell, SD  57301

T.H. Peschong                                                                 75                      --
1425 Pebble Beach Road
Mitchell, SD  57301

Kenneth Graham                                                                75                      --
13213 Ballestros
Chino, CA  91710

Denise Graham                                                                 75                      --
13213 Ballestros
Chino, CA  91710

Kenneth & Denise Graham                                                       75                      --
13213 Ballestros
Chino, CA  91710

Marie Gunsten                                                                 75                      --
(Denise Graham, Custodian)
13213 Ballestros
Chino, CA  91710

Audrey Gunsten                                                                75                      --
(Denise Graham, Custodian)
13213 Ballestros
Chino, CA  91710

Mary K. Roberts                                                               75                      --
24 Calle De La Luna
San Clemente, CA 92673

Mary K. Peterson                                                              75                      --
24 Calle De La Luna
San Clemente, CA 92673

Kimberly Roberts                                                              75                      --
24 Calle De La Luna
San Clemente, CA 92673

Randall Peterson                                                              75                      --
24 Calle De La Luna
San Clemente, CA 92673




                                                         16




Taylor Peterson                                                               75                      --
(Kimberly Peterson, Custodian)
24 Calle De La Luna
San Clemente, CA 92673

Debi K. P. Brandt                                                             75                      --
24 Calle De La Luna
San Clemente, CA 92673

Kevin Brandt                                                                  75                      --
24 Calle De La Luna
San Clemente, CA 92673

Terance Brandt                                                                75                      --
24 Calle De La Luna
San Clemente, CA 92673

Connor Brandt                                                                 75                      --
24 Calle De La Luna
San Clemente, CA 92673

Kimber Brandt                                                                 75                      --
24 Calle De La Luna
San Clemente, CA 92673

Kenna Brandt                                                                  75                      --
(Debi Brandt, Custodian)
24 Calle De La Luna
San Clemente, CA 92673

Kellyn Brandt                                                                 75                      --
(Debi Brandt, Custodian)
24 Calle De La Luna
San Clemente, CA 92673

Kira Brandt                                                                   75                      --
(Debi Brandt, Custodian)
24 Calle De La Luna
San Clemente, CA 92673

Brian James Paterson                                                          75                      --
24351 Pasto Road #B
Dana Point, CA 92629

Teresa Paterson                                                               75                      --
24351 Pasto Road #B
Dana Point, CA 92629

Keirstin Paterson                                                             75                      --
(Brian Paterson, Custodian)
24351 Pasto Road #B
Dana Point, CA 92629

Jacob Paterson                                                                75                      --
(Brian Paterson, Custodian)
24351 Pasto Road #B
Dana Point, CA 92629

Taylor Peterson                                                              375                      --
(Kimberly Peterson, Custodian)
24 Calle De La Luna
San Clemente, CA 92673




                                                         17




Richard K. Solosky                                                            75                      --
15871 Caltech Cir.
Westminster, CA  92683

Mary L. Roberts-Solosky                                                       75                      --
15871 Caltech Cir.
Westminster, CA  92683

Scott R. Roberts                                                              75                      --
6212 Pickett Avenue
Garden Grove, CA  92845

Kristen J. Roberts                                                            75                      --
15871 Caltech Cir.
Westminster, CA  92683

James S. Roberts                                                              75                      --
15871 Caltech Cir.
Westminster, CA  92683

Delone H. Peterson                                                            75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Delone Peterson                                                               75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Dee Peterson                                                                  75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Rulon Peterson                                                                75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Brad Peterson                                                                 75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Todd Peterson                                                                 75                      --
8392 Carnegie Avenue
Westminster, CA  92683

Mark Spragg                                                                  150                      --
14621 Oak Ave.
Irvine, CA  92714

Mark Peterson                                                                 75                      --
6447 Evening Star Circle
Huntington Beach, CA  92648

Jolene Peterson                                                               75                      --
6447 Evening Star Circle
Huntington Beach, CA  92648

M.D. Peterson                                                                 75                      --
6447 Evening Star Circle
Huntington Beach, CA  92648

J.H. Peterson                                                                 75                      --
6447 Evening Star Circle
Huntington Beach, CA  92648



                                                         18





Jolene Hadley                                                                 75                      --
6447 Evening Star Circle
Huntington Beach, CA  92648

Roy Harward                                                                   75                      --
3485 Summerhill
Salt Lake City, UT  84121

Brian Cowley                                                                  75                      --
4378 Burgess Drive
Sacramento, CA  95838

Charles Allan Hall                                                            75                      --
2100 S. 336th St., #K-6
Federal Way, WA  98003

Kristen Hall                                                                  75                      --
2100 S. 336th St., #K-6
Federal Way, WA  98003

Janice E. Johnson                                                            150                      --
26002 McNatt Ct.
Lake Forest, CA  92630

Graig G. Johnson                                                              75                      --
26002 McNatt Ct.
Lake Forest, CA  92630

Lunetta J. Peterson                                                          150                      --
91 Fuente
R.S.M., CA  92688

Cliff J. Peterson                                                             75                      --
91 Fuente
R.S.M., CA 92688

Michael E. Bever                                                             150                      --
540 Olden Way Rd.
Toppenish, WA  98948

Marian L. Bever                                                              150                      --
540 Olden Way Rd.
Toppenish, WA  98948

Michael & Marian Bever                                                       150                      --
540 Olden Way Rd.
Toppenish, WA  98948

Ryan Bever                                                                   150                      --
(Michael Bever, Custodian)
540 Olden Way Rd.
Toppenish, WA  98948

Matthew Bever                                                                150                      --
(Michael Bever, Custodian)
540 Olden Way Rd.
Toppenish, WA  98948

Rebekah Bever                                                                150                      --
(Michael Bever, Custodian)
540 Olden Way Rd.
Toppenish, WA  98948




                                                         19




Richard M. Cobabe                                                             75                      --
17 Weeping Wood
Irvine, CA 92714

Christine L. Cobabe                                                           75                      --
17 Weeping Wood
Irvine, CA 92714

Richard L. Cobabe, Jr.                                                        75                      --
(Christine Cobabe, Custodian)
17 Weeping Wood
Irvine, CA 92714

Matthew M. Cobabe                                                             75                      --
(Christine Cobabe, Custodian)
17 Weeping Wood
Irvine, CA 92714

Shayla C. Cobabe                                                              75                      --
(Christine Cobabe, Custodian)
17 Weeping Wood
Irvine, CA 92714

Kenneth J. Cobabe                                                             75                      --
(Christine Cobabe, Custodian)
17 Weeping Wood
Irvine, CA  92714

Richard M. Peterson                                                           75                      --
22001 Oak Grove
Mission Viejo, CA  92692

Patti J. Peterson                                                             75                      --
22001 Oak Grove
Mission Viejo, CA  92692

Paul Thomas                                                                   75                      --
5855 W. 95th #9
Los Angeles, CA  90045

Steven B. Morris                                                             150                      --
417 32nd
Manhattan Beach, CA  9026

Leann Michele Bouzidin                                                        75                      --
6447 Evening Star Circle
Huntington Beach, CA 92648

Henrique Carlos Pinguelo                                                      75                      --
6447 Evening Star Circle
Huntington Beach, CA 92648

R. Christopher Rhody                                                          75                      --
24351 Pasto Road, #B
Dana Point, CA  92629

William P. Hunt                                                               75                      --
24351 Pasto Road, #B
Dana Point, CA  92629





                                                         20




Dana S. Thomsen                                                              150                      --
2000 Westown Pky.
Apt. 7
W. Des Moines, IA  50265

Lori E. Jarvis                                                                75                      --
26 Deerfield
Irvine, CA  92714

Joel E. Hand                                                                  75                      --
3930 Montefrio Court
San Diego, CA 92130

Kristen Hand                                                                  75                      --
3930 Montefrio Court
San Diego, CA 92130

Joel Hand CUST Z.C. Hand                                                      75                      --
3930 Montefrio Court
San Diego, CA 92130

Kellie Hand                                                                   75                      --
2365 South East Regner
Gresham, Oregon 97080


         TOTAL                                                       3,000,000                                --


(1)  This corporation is controlled by Riccardo Mortara.
(2) Ten Foot line is owned by Michael Rovere, who is the husband of Diane Biagianti

                                                PLAN OF DISTRIBUTION

         Pacific Land and Coffee has applied to have its shares of common stock registered on the OTC Bulletin Board. Pacific Land and Coffee anticipates once the shares are trading on the OTC Bulletin Board or any other market the selling stockholders will sell their shares directly into any market created. The prices the selling stockholders will receive will be determined by the market conditions. Selling stockholders may also sell in private transactions. Pacific Land and Coffee cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions. Pacific Land and Coffee does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

         Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker-broker dealer or agent that participates with the selling stockholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

         Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling stockholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or interdealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of Pacific Land and Coffee common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase Pacific Land and Coffee common stock.

         A selling stockholder, Jehu Hand, is a principal of SoCal Securities, an NASD broker dealer. SoCal does not make markets in any securities and will not participate in this offering. SoCal Securities has not reviewed the contents of this prospectus.

         Pacific Land and Coffee will bear all costs of the offering in registering the shares but will bear no selling expense cost. The costs of the offering are estimated at $8,000. Pacific Land and Coffee will use its best efforts to update the registration statement and maintain its effectiveness for one year.

                                                CERTAIN TRANSACTIONS

         Back Channel Investments, Inc. was organized as a Delaware corporation on April 21, 1994 to seek out an advantageous acquisition.  On May 20, 2003, Back Channel Investments, Inc.
 acquired all of the capital stock of
Pacific Land and Coffee Corporation, a Hawaii corporation, in exchange for
 7,000,000 shares of newly issued
common stock of Back Channel Investments, Inc.. Prior to the exchange Back Channel Investments, Inc. had
3,000,000 shares outstanding (after giving effect to a three-for-one forward stock split). As a result, there are 10,000,000 shares outstanding. Back Channel Investments, Inc. has subsequently changed its name to Pacific Land
& Coffee Corporation, the same name as its Hawaii subsidiary. References to Pacific Land and Coffee Corporation in this prospectus are to the combined entity unless otherwise noted. Prior to the exchange, Back Channel
Investments, Inc. and Pacific Land and Coffee Corporation had no affiliation or prior relationship. The terms of the share exchange were negotiated at arm's length.

         We lease a roaster facility in Hawaii from a limited liability company owned by Al Coscina, an officer and director, at his cost. Through March 31, 2003 no usage had occurred under this lease.

                                              DESCRIPTION OF SECURITIES

Common Stock

         Pacific Land and Coffee's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of common stock, $.001 par value per share, of which 10,000,000 shares were outstanding as of May 27, 2003. Pacific Land and Coffee intends to sell additional shares of common stock at this time, but has not entered into any negotiation or agreements with any person. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of Pacific Land and Coffee, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Preferred Stock. Holders of common stock have no preemptive rights to purchase Pacific Land and Coffee's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

         Meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders entitled to cast in the aggregate not less than 20% of the votes at the meeting. Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred Stock

         Pacific Land and Coffee's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, $.001 par value, of which no shares of Preferred Stock are outstanding.

         Pacific Land and Coffee's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Pacific Land and Coffee considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Pacific Land and Coffee's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Pacific Land and Coffee's common stock or any other series of preferred stock which Pacific Land and Coffee may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Pacific Land and Coffee.

         Pacific Land and Coffee intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

         The transfer agent for the common stock is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, and its telephone number is (801) 355-5740.

                                        INTEREST OF NAMED EXPERTS AND COUNSEL

         The legality of the Shares offered hereby will be passed upon for Pacific Land and Coffee by Hand & Hand, a professional corporation, Dana Point, California. The principal of Hand & Hand, Jehu Hand and Pacific Land and Coffee's former president, owns 2,400,000 shares of common stock.

                                                       EXPERTS

         The audited financial statements of Pacific Land and Coffee Corporation included in this Prospectus as of March 31, 2003 have been audited by David T. Thomson, P.C., independent certified public accountant, to the extent and for the periods set forth in his report thereon and are included in reliance upon such report given upon the authority of such firm as expert in accounting and auditing.

                                                   INDEMNIFICATION

         Pacific Land and Coffee has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law ("DGCL"). Under Pacific Land and Coffee's articles of incorporation, and as permitted under the Delaware General Business Act, directors are not liable to Pacific Land and Coffee or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Pacific Land and Coffee or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Pacific Land and Coffee or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present,  there is no pending  litigation or proceeding  involving a director, officer, employee or agent of Pacific Land and Coffee where indemnification will be required or permitted. Pacific Land and Coffee is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Pacific Land and Coffee pursuant to the foregoing provisions, or otherwise, Pacific Land and Coffee has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Pacific Land and Coffee of expenses incurred or paid by a director, officer or controlling person of Pacific Land and Coffee in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pacific Land and Coffee will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   PACIFIC LAND AND COFFEE CORPORATION
                                      (A Development Stage Company)

                                           FINANCIAL STATEMENTS

                           FROM INCEPTION (FEBRUARY 14, 2003) TO MARCH 31, 2003

                                                   WITH

                                       INDEPENDENT AUDITOR'S REPORT




                                   PACIFIC LAND AND COFFEE CORPORATION
                                      (A Development Stage Company)


                                                 CONTENTS


                                                                                                PAGE


Independent Auditor's Report                                                                     1

Balance Sheet                                                                                    2

Statement of Operations                                                                          3

Statement of Stockholders' Equity                                                                4

Statement of Cash Flows                                                                          5

Notes to Financial Statements                                                                   6-7



Independent Auditor's Report

Board of Directors
PACIFIC LAND AND COFFEE CORPORATION
Salt Lake City, Utah

I have audited the accompanying balance sheet of Pacific Land and Coffee Corporation (A development stage company) as of March 31, 2003 and the related statements of operations, stockholders' equity and cash flows from inception (February 14, 2003) to March 31, 2003. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Land and Coffee Corporation (A development stage company) as of March 31, 2003, and the results of its operations and its cash flows from inception (February 14, 2003) to March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has been in the development stage since its inception on February 14, 2003. The Company has limited operating capital with no revenue from operations. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

David T. Thomson, P.C.



Salt Lake City, Utah
April 17, 2003

               PACIFIC LAND AND COFFEE CORPORATION
                  (A Development Stage Company)

                          BALANCE SHEET

                              ASSETS


                                                                    March 31,
                                                                      2003
                                                                    ------------
CURRENT ASSETS:
     Cash in bank                                                  $        807
                                                                    ------------

               Total Current Assets                                          807
                                                                    ------------


TOTAL ASSETS                                                        $        807
                                                                    ============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                               $        --
                                                                    -----------

               Total Current Liabilities                                     --
                                                                     -----------

STOCKHOLDERS' EQUITY (DEFICIT):
     Common Stock; $.0001 par value, 1,000 shares authorized,
          1,000 shares issued and outstanding                                 --
     Additional paid-in capital                                             2002
     Earnings (deficit) accumulated during the
          development stage                                              (1,195)
                                                                    ------------
               Total Stockholders' Equity (Deficit)                          807
                                                                    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $        807
                                                                    ============












                The accompanying notes are an integral part of these financial statements.

               PACIFIC LAND AND COFFEE CORPORATION
                  (A Development Stage Company)

                     STATEMENT OF OPERATIONS

                                                                  From Inception
                                                            (February 14, 2003)
                                                                        To
                                                                    March 31,
                                                                       2003
                                                               -----------------

REVENUE:                                                                $    --
                                                                        -------

EXPENSES:
     General and administrative                                            1,195
                                                                    ------------
          Total expenses                                                   1,195
                                                                    ------------
INCOME (LOSS) FROM OPERATIONS                                            (1,195)
     Provision for income taxes                                               --
                                                                    ------------
NET INCOME (LOSS)                                                $       (1,195)
                                                                  ==============

EARNINGS (LOSS) PER SHARE                                         $       (1.20)
                                                                  ==============

WEIGHTED NUMBER OF SHARES OUTSTANDING                                      1,000
                                                                  ==============




















                The accompanying notes are an integral part of these financial statements.




     PACIFIC LAND AND COFFEE CORPORATION
        (A Development Stage Company)

      STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                Deficit
                                                                            Accumulated
                                             Common  Stock    Additiona     During the
                                             -------------
                                                              Paid-in       Development
                                              Shares  Amount  Capital            Stage
                                              ------- ------  -------        -----------
BALANCE, February 14, 2003 (inception)             --  $   --   $   --     $     --

Shares issued to initial stockholders for cash
     at inception at approximately $1.00 per    1,000           --     1,002       --

Contributed capital - corporate organization and
     start-up costs, at inception, services and costs
     at estimated fair market value                --           --     1,000         --

Net income (loss) from February 14, 2003 (inception)
     to March 31, 2003                               --         --        --      (1,195)
                                               ------  ------  -------       ------------
BALANCE, March 31, 2003                          1,000 $    --  $  2,002   $  (1,195)
                                               ======  ======  ========      ============























                The accompanying notes are an integral part of these financial statements.

           PACIFIC LAND AND COFFEE CORPORATION
              (A Development Stage Company)

                 STATEMENT OF CASH  FLOWS

                                                                  From Inception
                                                             (February 14, 2003)
                                                                         To
                                                                     March 31,
                                                                        2003
                                                             -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Cash paid to suppliers and others                              $     (195)
                                                                    -----------

          Cash Flows (Used) by Operating Activities                       (195)
                                                                    -----------

CASH FLOW FROM INVESTING ACTIVITIES:                                         --
                                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Sale of common stock                                                 1,002
                                                                    ------------
          Cash Flows Provided (Used) by Financing Activities              1,002
                                                                   ------------

NET INCREASE (DECREASE) IN CASH                                             807

CASH - BEGINNING OF PERIOD                                                   --
                                                                    ------------
CASH - END OF PERIOD                                               $        807
                                                                   =============

RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
   PROVIDED (USED) BY OPERATING ACTIVITIES

NET INCOME (LOSS)                                                  $    (1,195)
                                                                    ------------
Adjustment to reconcile net income (loss) to net
     cash provided (used) by operating activities
          Contributed capital - noncash fair market value
            of start-up and organization services and costs               1,000
          Changes in assets and liabilities                                  --
                                                                    ------------
                    Total Adjustments                                     1,000
                                                                    ------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                   $      (195)
                                                                   =============









                The accompanying notes are an integral part of these financial statements.

                                   PACIFIC LAND AND COFFEE CORPORATION
                                      (A Development Stage Company)

                                      NOTES TO FINANCIAL STATEMENTS


NOTE   1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization - The Company was organized under the laws of the State of Hawaii on February 14, 2003 and has elected a fiscal year end of December 31st. The Company was organized for the purpose of the research and development of tropical plantation plants, to own and sell real and personal property, and to sell products. The Company is considered a development stage company as defined in SFAS No. 7. The Company has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

         Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

         Income Taxes - Income tax expenses includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Due to a loss from inception, the Company has no tax liability. At this time the Company has no deferred taxes arising from temporary differences between income for financial reporting and income tax purposes.

         Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. During the period ending March 31, 2003, the Company did not have non-cash investing or financing activities.

         Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE   2 - COMMON STOCK TRANSACTIONS

         The Company at inception issued 1,000 shares of common stock to two initial stockholders at approximately $1.00 per share for a total amount of $1,002. One individual was issued 666 shares and the other was issued 334 shares of the commons stock of the Company.

NOTE    3 - RELATED PARTY TRANSACTIONS

         An officer of the Company is  providing  a mailing  address to the Company without charge. This service has been determined by the Company to have only nominal value. As of March 31, 2003 no compensation has been paid or accrued to any officers or directors of the Corporation. An officer and director of the Company prepared initial corporate documents and forms related to the incorporation of the Company at no cost to the Company. The fair market value of the start-up and organizational services and costs were estimated to be $1,000 and have been treated as contributed capital in these financial statements.

     No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Pacific Land and Coffee. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                   TABLE OF CONTENTS        Page
Prospectus Summary..........................       2
Risk Factors................................       3
Additional Information......................       4
Dividend Policy.............................       4
Market Price of Common Stock................       4
Plan of Operation...........................       5
Business....................................       6
Management..................................      11
Principal Shareholders......................      13
Selling Stockholders........................      14
Plan of Distribution........................      21
Certain Transactions........................      22
Description of Securities...................      22
Interest of Named Experts and Counsel.......      23
Experts.....................................      23
Indemnification.............................      24
Financial Statements........................     F-1






                PACIFIC LAND AND COFFEE
CORPORATION





                   3,000,000 SHARES






                      PROSPECTUS







                     May  __, 2003

                                         PACIFIC LAND AND COFFEE CORPORATION
                                                       PART II


Item 24.    Indemnification of Directors and Officers.

            Pacific Land and Coffee has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under Pacific Land and Coffee's articles of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to Pacific Land and Coffee or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Pacific Land and Coffee or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Pacific Land and Coffee or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

            At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Pacific Land and Coffee where indemnification will be required or permitted. Pacific Land and Coffee is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 25. Other Expenses of Issuance and Distribution. (all to be paid by Pacific Land and Coffee)

               Filing fee under the Securities Act of 1933             $          100.00
               Printing and engraving(1)                               $          300.00
               Legal Fees                                              $          500.00
               Blue Sky Fees                                           $        1,200.00
               Auditing Fees(1)                                        $        5,000.00
               NASD Filing Fees                                        $          500.00
               Miscellaneous(1)                                        $          160.00

               TOTAL                                                   $        8,000.00



(1)      Estimates

Item 26. Recent Sales of Unregistered Securities.

         The company issued 7,000,000 newly issued shares on April 25, 2003 in exchange for the shares of Pacific Land and Coffee, a Hawaii corporation, to Al Coscina and Dale G. Nielsen, comprising all of the shareholders of Pacific Land and Coffee. No underwriter was involved. The transaction is exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation public offering. Both of the purchasers were directors and officers of Pacific Land and Coffee (Hawaii).

Item 27. Exhibits and Financial Schedules

         21. Agreement and Plan of Reorganization between Back Channel Investments, Inc.



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and Pacific Land and Coffee Corporation (2)

3.       Certificate of Incorporation and Bylaws

         3.1.     Articles of Incorporation(1)
         3.2      Articles of Amendment(2)
         3.3      Bylaws(1)

5.      Opinion of Hand & Hand as to legality of securities being registered.(2)

Material Contracts

         10.1 Stock Option Plan.(1)

21.      Subsidiaries of the small business issuer-None.

23.      Consents of Experts and Counsel

         23.1     Consent of David T. Thomson, P.C.(2)
         23.2     Consent of Hand & Hand included in Exhibit 5 hereto

         All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.
         (b) Financial Statement Schedules

         All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

         (1) Incorporated by reference to such exhibit as filed with Pacific Land and Coffee's registration statement on Form 10-SB, file number 0-30395, filed on May 10, 2000.
         (2)      Filed herewith.



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Item 28.    Undertakings.

            (a)  The undersigned small business issuer hereby undertakes:

                 (1)  To file,  during  any  period  in which it offers or sells
                      securities,    a   post-effective    amendment   to   this
                      registration statement to:

            (I)  Include any prospectus required by Section 10(a)(3) of the
                   Securities Act;

                      (ii) Reflect in the  prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                      (iii) Include any material or changed information the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                 (3)  File  a  post   effective   amendment   to   remove   from
                      registration any of the securities that remain unsold at the end of the offering.

            (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f)  The undersigned small business issuer hereby undertakes that it will:

                 (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                 (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                     SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it meets all the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honolulu, State of Hawaii on May 27, 2003.

                               PACIFIC LAND AND COFFEE CORPORATION



                             By: /s/ Dale G. Nielsen
                                 Dale G. Nielsen
                              Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on May 27, 2003.


By:     /s/ Dale G. Nielsen        Chief Executive Officer and Director
        Dale G. Nielsen          (principal executive officer)


By:     /s/ Al Coscina          Chief Financial Officer and Director
        Al Coscina              (principal financial and accounting
                                    officer)




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